UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LUNA INNOVATIONS INCORPORATED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Settlement Agreement with Dr. Kent A. Murphy; Amendment to Separation and Consulting Agreement

On May 18, 2011, Luna Innovations Incorporated (the “Company”) entered into a letter agreement (the “Settlement Agreement”) with Dr. Kent A. Murphy relating to, among other matters, the composition of the Board of Directors (the “Board”) of the Company and Dr. Murphy’s previously announced intention to nominate one or more directors for election to the Board at the Company’s 2011 annual meeting of stockholders to be held on May 24, 2011 (the “2011 Annual Meeting”). The Settlement Agreement includes the following terms:

Cessation of Proxy Contest

Dr. Murphy has agreed to vote his shares of common stock of the Company at the 2011 Annual Meeting (i) in favor of the three (3) directors nominated by the Board to serve as Class II directors until the 2014 annual meeting of stockholders and (ii) in favor of the Board’s recommendations with respect to all other matters to come before the stockholders at the 2011 Annual Meeting. Dr. Murphy has withdrawn his previously submitted proposals and notices with respect to nominations and other matters to be brought before the 2011 Annual Meeting.

Increase in Size of Board from Eight (8) to Nine (9) Members; Appointment of Ronald E. Carrier to Fill Resulting Vacancy

The Company has agreed that, at a regular meeting of the Board scheduled for the date of the 2011 Annual Meeting, the Board will take all actions necessary to increase the authorized size of the Board from eight (8) to nine (9) directors and to appoint Dr. Ronald E. Carrier, president emeritus of James Madison University and a former member of the Company’s advisory board, to fill the resulting vacancy, subject to Dr. Carrier’s acceptance of the appointment. Upon his election, Dr. Carrier will serve as a Class I director with a term expiring at the Company’s 2013 annual meeting of stockholders (the “2013 Annual Meeting”). The Board will also appoint Dr. Carrier to the Nominating and Governance Committee of the Board.

Standstill

Pursuant to the Settlement Agreement, until the date of the 2014 annual meeting of stockholders (the “Standstill Period”), Dr. Murphy has agreed that, among other things, he will not solicit the votes of other stockholders of the Company, seek to place a director on or remove a director from the Board, initiate or participate in any proxy contest, seek to amend the Company’s charter and bylaws in a manner that would affect the rights and obligations of the parties under the Settlement Agreement, make any stockholder proposal, cause his shares to be voted other than in accordance with the recommendation of the Board with respect to the election or removal of directors or with respect to any stockholder proposals, or directly or indirectly engage in any tender offer or other acquisition or restructuring transaction.

Subject to the terms of the Settlement Agreement, the Standstill Period will cease if the Company materially breaches the Settlement Agreement or if the Board nominates a slate of director nominees for election at the 2013 Annual Meeting that does not include Dr. Murphy as a nominee.

Mutual Release

Concurrently with the execution of the Settlement Agreement, the Company and Dr. Murphy entered into a mutual release of claims (the “Mutual Release”). Under the Mutual Release, Dr. Murphy and the Company have agreed to release each other from any claims or other matters arising prior to the date of the Settlement Agreement.

Amendment to Separation and Consulting Agreement

Concurrently with the execution of the Settlement Agreement, the Company and Dr. Murphy entered into an amendment (the “Consulting Agreement Amendment”) to that certain Separation and Consulting Agreement, dated August 10, 2010, by and between the Company and Dr. Murphy (the “Separation and Consulting Agreement”). Under the Consulting Agreement Amendment, the Company has agreed to reimburse Dr. Murphy for his healthcare insurance premiums for an additional six months following the completion of the original 18 month consulting period under the Separation and Consulting Agreement, through August 10, 2012, in an amount not to exceed $1,250 per month. In addition, the Company has agreed to accelerate an aggregate of $80,000 in payments that would have otherwise been payable to Dr. Murphy pursuant to the Separation and Consulting Agreement in monthly installments through February 10, 2012.

The foregoing descriptions of the Settlement Agreement, the Consulting Agreement Amendment and the Mutual Release are qualified in their entirety by reference to the full text of these agreements, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to the Company’s Current Report on Form 8-K filed on May 23, 2010.